UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) September 4, 2007
WATERS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	01-14010 (Commission File Number)	13-3668640 (I.R.S. Employer Identification No.)
34 Maple Street
Milford, Massachusetts 01757
(Address of principal executive offices) (Zip Code)
(508) 478-2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.
On September 4, 2007, the Board of Directors of Waters Technologies Corporation approved a proposal to make certain changes to the Corporation’s qualified and non-qualified retirement plans. The changes include freezing pay credit accruals under the Waters Retirement Plan (the “Retirement Plan”) effective as of December 31, 2007 and increasing the employer matching contributions to the Waters Employee Investment Plan and the Waters Employee Investment Plan for Puerto Rico (the “401(k) Plans”) beginning January 1, 2008. In connection with these changes, the Corporation will give Retirement Plan participants who are active as of December 31, 2007 a one-time transition benefit equal to the pay credit percentage such participants will receive in 2007 less 3% (which represents the additional employer matching contribution which will be available to participants in the 401(k) Plans in 2008), multiplied by three (3). This one-time transition benefit will be contributed to employees’ 401(k) Plan accounts in the first quarter of 2008. The associated estimated expense will be recorded by the Corporation in Q3 2007.
The changes will also freeze pay credit accruals to essentially all participants in the Waters Retirement Restoration Plan (the “Supplemental Retirement Plan”) and will update the Waters 401(k) Restoration Plan (the “Supplemental 401(k) Plan”) to reflect the increased employer matching contributions and one-time transition benefit under the 401(k) Plans described above. These changes to the Supplemental Retirement Plan and the Supplemental 401(k) Plan are intended to be effective January 1, 2008.
The Board of Directors of Waters Technologies Corporation has delegated its authority to implement these changes to the proper officers of the Corporation who will consider amendments effecting the foregoing changes later in 2007.
At its meeting in December, the Board will consider additional amendments to the Supplemental Retirement Plan and the Supplemental 401(k) Plan as may be necessary to satisfy the requirements of Internal Revenue Code Section 409A. Note, however, that any changes required to comply with Code Section 409A are unrelated to the proposed plan freeze and reorganization described above.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:  September 6, 2007

WATERS CORPORATION
By:	/s/ John Ornell
	Name:	John Ornell
	Title:	Vice President, Finance and Administration and Chief Financial Officer